                                                                    EXHIBIT 3.1A
                             AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           EXIGENT DIAGNOSTICS, INC.

                                 ______________

          The Board of Directors of Exigent Diagnostics, Inc. (the "Corporation") having proposed this Amended and Restated Certificate of Incorporation pursuant to Sections 242 and 245 of the Delaware General Corporation Law ("DGCL"), and the stockholders of the Corporation having given their written consent hereto, and written notice of such consent has been provided, all in accordance with Section 228 of the DGCL, the Corporation's Certificate of Incorporation filed with the Delaware Secretary of State on July 10, 1996, is hereby amended and restated in its entirety as follows:

          FIRST.  The name of this corporation is:

                         Exigent Diagnostics, Inc.

          SECOND. The registered office in the State of Delaware is located at 1201 Market Street, Suite 1600, in the City of Wilmington, County of New Castle 19801, and its registered agent at such address is PHS Corporate Services, Inc.

          THIRD. The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH. The total number of shares of all classes of stock which the corporation shall have the authority to issue is:

          Fifty Million (50,000,000) shares of Common Stock, $0.01 par value per share; and

          Two Million (2,000,000) shares of Preferred Stock, $0.01 par value per share.

          FIFTH. The Board of Directors of the corporation shall have full and complete authority by resolution from time to time, to establish one or more series and to issue shares of Preferred Stock and to fix, determine and vary the voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights of each series of Preferred Stock, including but not limited to, dividend rates and manner of payment, preferential amounts payable upon voluntary or involuntary liquidation, voting rights, conversion rights, redemption prices, terms and conditions and sinking fund and stock purchase prices, terms and conditions.

          SIXTH. In furtherance of and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

          SEVENTH. No director of the corporation shall be personally liable to the corporation or any stockholder of the corporation for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve international misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

          Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a Director of this corporation existing at the time of such repeal or modification.

          EIGHTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or in the application of any receiver or receivers appointed for this corporation under the provisions of Sec. 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Sec. 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or claims of creditors, and/or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

          NINTH. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

          IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on this 1st day of May, 1998.


                                 /s/ W. Vickery Stoughton
                                 -------------------------------
                                 W. Vickery Stoughton
                                 Chairman and Chief Executive Officer

                           CERTIFICATE OF AMENDMENT
                                      TO
                         CERTIFICATE OF INCORPORATION
                                      OF
                           EXIGENT DIAGNOSTICS, INC.

     Exigent Diagnostics, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST: That the Board of Directors of said corporation, by unanimous consent in writing adopted the following resolutions:

     RESOLVED, that the Company amend Article 1 of the Certificate of Incorporation to read as follows:

          "1. The name of the Corporation is CARESIDE, Inc."

     SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by its President this 21 day of May 1998.


                                   /s/ W. Vickery Stoughton
                                   ------------------------------------
                                   W. Vickery Stoughton, President